MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of the Pillar Funds (the "Trust"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Trust's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 1998, August 31, 1998, and December 31, 1998.

Based on this evaluation, we assert that the Trust was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 1998, August 31, 1998, and December 31, 1998.


Summit Bank
By:
/s/ Richard E. Mansfield
----------------
Richard E. Mansfield
Senior Vice President

[Adopted in Release No. IC-17085 (( 84,434), effective September 25, 1989, 54 F.R. 32048]
U.S. Securities and Exchange Commission
Washington DC 20549

FORM N-17F-2

         Form N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17CFR 270.17f-2]

1. Investment Company Act File Number:

Pillar Funds
Date Examination Complete:  8/31/98
2.  State Identification Number

See attached Exhibit A listing the fund availability by state (If applicable the associated state permit number is provided).


3. Exact number of investment company as specified in registration statement:
33-44712


4. Address of principal executive office: (number, street, city, state, zip code) One Freedom Valley, Oaks, PA  19456

INSTRUCTIONS
This form must be completed by the investment companies that have custody of securities or similar investments.
Investment Company

1. All items must be completed by the investment company
2. Give this form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington DC, one copy with the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden yours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, US Securities and Exchange Commission, 450 Fifth Street NW Washington DC 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington DC 20503.



<PAGE<

         The Pillar Funds

         CALIFORNIA       A = Annual       506-0312
         COLORADO         A = Annual       IC-96-11-010
         GEORGIA          O = Other        56-960452
         ILLINOIS         A = Annual       9839437
         PENNSYLVANIA     A = Annual       92-01-045MF
         VIRGINIA         A = Annual       2376

         The Pillar Funds Class A & B Prospectus

         LOUISIANA        A = Annual       57827-

         The Pillar Funds - U.S. Treasury Securities Money Mkt. Fund

         CONNECTICUT      A = Annual       SI23231
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S-25 95 58
         SOUTH CAROLINA   A = Annual       MF9899
         WEST VIRGINIA    G = Good Until S BC-30181

         The Pillar Funds - U.S. Treasury Sec. Money Mkt. Fund, Class A

         ARIZONA          A = Annual       S-0049568-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960647
         TENNESSE         A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50187
         WASHINGTON       G = Good Until S C-53381

         The Pillar Funds - U.S. Treasury Sec. Money Mkt. Fund, Class I

         ARIZONA          A = Annual       S-0049567-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960664
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50186
         WASHINGTON       G = Good Until S C-53371

         The Pillar Funds - Mid Cap Fund

         CONNECTICUT      A = Annual       SI23262
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S-25 95 56
         SOUTH CAROLINA   A = Annual       MF9890
         WEST VIRGINIA    G = Good Until S BC-30175

         The Pillar Funds - Mid Cap Fund, Class A

         ARIZONA          A = Annual       S-0049556-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960655
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50175
         WASHINGTON       G = Good Until S C-53391

         The Pillar Funds - Mid Cap Fund, Class I

         ARIZONA          A = Annual       S-0049555-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960649
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50174
         WASHINGTON       G = Good Until S C-53379

         The Pillar Funds - Balanced Fund

         CONNECTICUT      A = Annual       SI23261
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S-25 95 57
         SOUTH CAROLINA   A = Annual       MF9891
         WEST VIRGINIA    G = Good Until S BC-30168

         The Pillar Funds - Balanced Fund, Class A

         ARIZONA          A = Annual       S-0049542-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960659
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50161
         WASHINGTON       G = Good Until S C-53392

         The Pillar Funds - Balanced Fund, Class B

         ARIZONA          A = Annual       S-0054109-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970523
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-52636
         WASHINGTON       G = Good Until S C-55774
         WEST VIRGINIA    G = Good Until S MF-21933

         The Pillar Funds - Balanced Fund, Class I

         ARIZONA          A = Annual       S-0049541-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960648
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50160
         WASHINGTON       G = Good Until S C-53380

         The Pillar Funds - PA Municipal Securities Fund

         CONNECTICUT      A = Annual       SI24348
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S 26 31 56
         SOUTH CAROLINA   A = Annual       MF9896
         WEST VIRGINIA    G = Good Until S BC-30177

         The Pillar Funds - PA Municipal Securities Fund, Class A

         ARIZONA          A = Annual       S-0049560-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960661
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50179
         WASHINGTON       G = Good Until S C-53394

         The Pillar Funds - PA Municipal Securities Fund, Class I

         ARIZONA          A = Annual       S-0049559-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960660
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50178
         WASHINGTON       G = Good Until S C-53393

         The Pillar Funds - GNMA Fund

         CONNECTICUT      A = Annual       SI24349
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S 25 31 58
         SOUTH CAROLINA   A = Annual       MF9898
         WEST VIRGINIA    N = Not Register BC-30172

         The Pillar Funds - GNMA Fund, Class A

         ARIZONA          A = Annual       S-0049550-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960663
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50169
         WASHINGTON       G = Good Until S C-53396

         The Pillar Funds - GNMA Fund, Class I

         ARIZONA          A = Annual       S-0049549-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAN          A = Annual       SM960662
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50168
         WASHINGTON       G = Good Until S C-53395

         The Pillar Funds - International Equity Fund

         CONNECTICUT      A = Annual       SI34064
         NEVADA           A = Annual
         NEW YORK         O = Other
         SOUTH CAROLINA   A = Annual       MF9892
         WEST VIRGINIA    G = Good Until S BC-30174

         The Pillar Funds - International Equity Fund, Class A

         ARIZONA          A = Annual       S-0049552-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960646
         NEW MEXICO       A = Annual       985214
         TENNESSE         A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50171
         WASHINGTON       G = Good Until S C-53382

         The Pillar Funds - International Equity Fund, Class B

         ARIZONA          A = Annual       S-0054114-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970528
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-52641
         WASHINGTON       G = Good Until S C-55770
         WEST VIRGINIA    G = Good Until S MF-21938

         The Pillar Funds - International Equity Fund, Class I

         ARIZONA          A = Annual       S-0049551-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960639
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50170
         WASHINGTON       G = Good Until S C-53370

         The Pillar Funds - Prime Obligation Money Market Fund

         CONNECTICUT      A = Annual       SI23247
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S25 95 50
         SOUTH CAROLINA   A = Annual       MF9900
         WEST VIRGINIA    G = Good Until S BC-30178

         The Pillar Funds - Prime Obligation Money Mkt. Fund, Class A

         ARIZONA          A = Annual       S-0049562-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960654
         NEW MEXICO       A = Annual       985647
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50181
         WASHINGTON       G = Good Until S C-53383

         The Pillar Funds - Prime Obligation Money Mkt. Fund, Class B

         ARIZONA          A = Annual       S-0054115-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970522
         NEW MEXICO       A = Annual       985213
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-52642
         WASHINGTON       G = Good Until S C-55771
         WEST VIRGINIA    G = Good Until S MF-21939

         The Pillar Funds - Prime Obligation Money Mkt. Fund, Class I

         ARIZONA          A = Annual       S-0049561-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960638
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50180
         WASHINGTON       G = Good Until S C-53369

         The Pillar Funds - Prime Obligation Money Mkt. Fund, Class S

         ARIZONA          A = Annual       S-0054801-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970905
         NEW MEXICO       A = Annual       986669
         TENNESSEE        A = Annual       RM98-2162
         TEXAS            G = Good Until S C-53157
         WASHINGTON       G = Good Until S C-56240
         WEST VIRGINIA    G = Good Until S MF-22639

         The Pillar Funds - Tax-Exempt Money Market Fund

         CONNECTICUT      A = Annual       SI23236
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S-25 95 51 S
         SOUTH CAROLINA   A = Annual       MF9901
         WEST VIRGINIA    G = Good Until S BC-30180

         The Pillar Funds - Tax-Exempt Money Market Fund, Class A

         ARIZONA          A = Annual       S-0049566-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960653
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50185
         WASHINGTON       G = Good Until S C-53384

         The Pillar Funds - Tax-Exempt Money Market Fund, Class I

         ARIZONA          A = Annual       S-0049565-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960637
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50184
         WASHINGTON       G = Good Until S C-53372

         The Pillar Funds - Short-Term Investment Fund

         CONNECTICUT      A = Annual       SI23239
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S-25 95 52
         SOUTH CAROLINA   A = Annual       MF9893
         WEST VIRGINIA    G = Good Until S BC-30179

         The Pillar Funds - Short-Term Investment Fund, Class A

         ARIZONA          A = Annual       S-0049564-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960652
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50183
         WASHINGTON       G = Good Until S C-53385

         The Pillar Funds - Short-Term Investment Fund, Class I

         ARIZONA          A = Annual       S-0049563-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960640
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50182
         WASHINGTON       G = Good Until S C-53373


         The Pillar Funds - New Jersey Municipal Securities Fund

         CONNECTICUT      A = Annual       SI23251
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S25 95 49
         SOUTH CAROLINA   A = Annual       MF9895
         WEST VIRGINIA    G = Good Until S BC-30176

         The Pillar Funds - NJ Municipal Securities Fund, Class A

         ARIZONA          A = Annual       S-0049558-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960651
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50177
         WASHINGTON       G = Good Until S C-53386

         The Pillar Funds - NJ Municipal Securities Fund, Class I

         ARIZONA          A = Annual       S-0049557-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960641
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50176
         WASHINGTON       G = Good Until S C-53374

         The Pillar Funds - Fixed Income Fund

         CONNECTICUT      A = Annual       SI23254
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S25 95 53
         SOUTH CAROLINA   A = Annual       MF9894
         WEST VIRGINIA    G = Good Until S BC-30171

         The Pillar Funds - Fixed Income Fund, Class A

         ARIZONA          A = Annual       S-0049548-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960650
         NEW MEXICO       A = Annual       985217
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50167
         WASHINGTON       G = Good Until S C-53388

         The Pillar Funds - Fixed Income Fund, Class B

         ARIZONA          A = Annual       S-0054113-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970527
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-52640
         WASHINGTON       G = Good Until S C-55772
         WEST VIRGINIA    G = Good Until S MF-21937

         The Pillar Funds - Fixed Income Fund, Class I

         ARIZONA          A = Annual       S-0049547-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960642
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50166
         WASHINGTON       G = Good Until S C-53375

         The Pillar Funds - Inter-Term Gov't Securities Fund

         CONNECTICUT      A = Annual       SI23252
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S-25 95 54
         SOUTH CAROLINA   A = Annual       MF9897
         WEST VIRGINIA    G = Good Until S BC-30173

         The Pillar Funds - Inter-Term Gov't Securities Fund, Class A

         ARIZONA          A = Annual       S-0049554-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960658
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50173
         WASHINGTON       G = Good Until S C-53387

         The Pillar Funds - Inter-Term Gov't Securities Fund, Class I

         ARIZONA          A = Annual       S-0049553-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960643
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50172
         WASHINGTON       G = Good Until S C-53376

         The Pillar Funds - Equity Value Fund

         CONNECTICUT      A = Annual       SI23259
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S-25 95 48
         SOUTH CAROLINA   A = Annual       MF9888
         WEST VIRGINIA    G = Good Until S BC-30170

         The Pillar Funds - Equity Value Fund, Class A

         ARIZONA          A = Annual       S-0049546-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960657
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50165
         WASHINGTON       G = Good Until S C-53389

         The Pillar Funds - Equity Value Fund, Class B

         ARIZONA          A = Annual       S-0054112-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970524
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-52639
         WASHINGTON       G = Good Until S C-55773
         WEST VIRGINIA    G = Good Until S MF-21936

         The Pillar Funds - Equity Value Fund, Class I

         ARIZONA          A = Annual       S-0049545-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960644
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50164
         WASHINGTON       G = Good Until S C-53377

         The Pillar Funds - Equity Income Fund

         CONNECTICUT      A = Annual       SI23260
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S-25 95 55
         SOUTH CAROLINA   A = Annual       MF9889
         WEST VIRGINIA    G = Good Until S BC-30169

         The Pillar Funds - Equity Income Fund, Class A

         ARIZONA          A = Annual       S-0049544-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960656
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50163
         WASHINGTON       G = Good Until S C-53390

         The Pillar Funds - Equity Income Fund, Class B

         ARIZONA          A = Annual       S-0054111-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970526
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-52638
         WASHINGTON       G = Good Until S C-55768
         WEST VIRGINIA    G = Good Until S MF-21935

         The Pillar Funds - Equity Income Fund, Class I

         ARIZONA          A = Annual       S-0049543-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960645
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-50162
         WASHINGTON       G = Good Until S C-53378

         The Pillar Funds - U.S. Treasury Securities Plus M.Mkt. Fund

         ARIZONA          A = Annual       S-0049569-QUAL
         CONNECTICUT      A = Annual       SI 24350
         DELAWARE         A = Annual
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM960636
         NEVADA           A = Annual
         NEW YORK         O = Other        S 26 31 57
         SOUTH CAROLINA   A = Annual       MF9902
         TENNESSE         A = Annual       RM98-2528
         TEXAS            N = Not Register C-50188
         WASHINGTON       G = Good Until S C-53368
         WEST VIRGINIA    G = Good Until S BC-30182

         The Pillar Funds - Equity Growth Fund (f/k/a Growth Fund)

         CONNECTICUT      A = Annual       SI42239
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other        S 27 82 41
         SOUTH CAROLINA   A = Annual       MF10462

         The Pillar Funds - Equity Growth Fund, Class A (f/k/a Growth Fund)

         ARIZONA          A = Annual       S-0053275-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970071
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-52098
         WASHINGTON       G = Good Until S C-55271
         WEST VIRGINIA    G = Good Until S MF-21624

         The Pillar Funds - Equity Growth Fund, Class B

         ARIZONA          A = Annual       S-0054110-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970525
         TENNESSEE        A = Annual       RM98-2528
         TEXAS            G = Good Until S C-52637
         WASHINGTON       G = Good Until S C-55769
         WEST VIRGINIA    G = Good Until S MF-21934

         The Pillar Funds - Equity Growth Fund, Class I (f/k/a Growth Fund)

         ARIZONA          A = Annual       S-0053274-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970072
         TENNESSE         A = Annual       RM98-2528
         TEXAS            G = Good Until S C-52097
         WASHINGTON       G = Good Until S C-55272
         WEST VIRGINIA    G = Good Until S MF-21623

         The Pillar Funds - Institutional Select Money Market Fund

         ARIZONA          A = Annual       S-0054800-QUAL
         CONNECTICUT      A = Annual       SI43701
         DELAWARE         A = Annual
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM970906
         NEW MEXICO       A = Annual       986668
         NEVADA           A = Annual
         NEW YORK         O = Other        S 27 96 48
         SOUTH CAROLINA   A = Annual       MF10782
         TENNESSEE        A = Annual       RM98-2162
         TEXAS            G = Good Until S C-53156
         WASHINGTON       G = Good Until S C-56239
         WEST VIRGINIA    G = Good Until S MF-22444

         The Pillar Funds - High Yield Bond Fund

         CONNECTICUT      A = Annual
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other
         SOUTH CAROLINA   A = Annual       MF11733

         The Pillar Funds - High Yield Bond Fund - Class A

         ARIZONA          A = Annual       S-0059669-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM981859
         TENNESSEE        A = Annual       M98-3772
         TEXAS            G = Good Until S C-56977
         WASHINGTON       G = Good Until S C-59760
         WEST VIRGINIA    G = Good Until S MF-32884

         The Pillar Funds - High Yield Bond Fund - Class B

         ARIZONA          A = Annual       S-0059670-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM981860
         TENNESSEE        A = Annual
         TEXAS            G = Good Until S C-56978
         WASHINGTON       G = Good Until S C-59757
         WEST VIRGINIA    G = Good Until S MF-32886

         The Pillar Funds - High Yield Bond Fund - Class I

         ARIZONA          A = Annual       S-0059671-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM981861
         TENNESSEE        A = Annual
         TEXAS            G = Good Until S C-56979
         WASHINGTON       G = Good Until S C-59758
         WEST VIRGINIA    G = Good Until S MF-32888

         The Pillar Funds - Equity Index Fund

         CONNECTICUT      A = Annual
         DELAWARE         A = Annual
         NEVADA           A = Annual
         NEW YORK         O = Other
         SOUTH CAROLINA   A = Annual       MF11734t

         The Pillar Funds - Equity Index Fund, Class A

         ARIZONA          A = Annual       S-059666-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM981862
         TENNESSEE        A = Annual
         TEXAS            G = Good Until S C-56974
         WASHINGTON       G = Good Until S C-59756
         WEST VIRGINIA    G = Good Until S MF-32889

         The Pillar Funds - Equity Index Fund, Class B

         ARIZONA          A = Annual       S-0059667-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM981863
         TENNESSEE        A = Annual
         TEXAS            G = Good Until S C-56975
         WASHINGTON       G = Good Until S C-59761
         WEST VIRGINIA    G = Good Until S  MF-32885

         The Pillar Funds - Equity Index Fund, Class I

         ARIZONA          A = Annual       S-0059668-QUAL
         MASSACHUSETTS    A = Annual
         MARYLAND         A = Annual       SM981864
         TENNESSEE        A = Annual
         TEXAS            G = Good Until S C-56976
         WASHINGTON       G = Good Until S C-59759
         WEST VIRGINIA    G = Good Until S MF-32887

         SBP from download not on TAFUND.dbf

         CALIFORNIA       N = Not Register
         WASHINGTON       N = Not Register

         Fund Name        State    Filing Type      File Number


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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees of
  The Pillar Funds and the
  Securities and Exchange Commission:

We have examined management's assertion about The Pillar Funds' (the "Trust's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of August 31, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 31, 1998, and with respect to agreement of security purchases and sales, for the period from July 31, 1998 (the date of our last examination) through August 31, 1998:

We agreed a sample of securities shown on the books and records of The Pillar Funds as of August 31, 1998 to the safekeeping reports of Summit Bank, the custodian, noting agreement of quantity and description, except for securities purchased/sold but not received/delivered, pledged, or out for transfer on that date, as to which we obtained documentation from the brokers.

For all securities shown on the safekeeping reports of Summit Bank as of August 31, 1998 which were designated as being held by institutions in book entry form (which include but are not limited to securities owned by The Pillar Funds), we confirmed all such securities with those institutions which use the book entry method of accounting for securities (Bank of New York, Federal Reserve Bank and The Depository Trust Company, the subcustodians). For a sample of securities on the safekeeping reports of Summit Bank, we noted that the quantities and descriptions of such securities listed on the safekeeping reports agreed with the confirmations or that discrepancies were resolved. We tested, on a sample basis, the resolution of such reconciling items between the custodian and subcustodians.

We confirmed repurchase agreements shown on the books and records of The Pillar Funds as of August 31, 1998 by correspondence with the brokers and the application of alternative procedures with respect to unsettled repurchase agreement transactions, noting agreement of quantity and description. We also agreed the underlying collateral for such repurchase agreements, as confirmed by such brokers, with the Summit Bank safekeeping reports, noting that such collateral was held for the account of The Pillar Funds.

We agreed a sample of security purchases and security sales since our last report from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that The Pillar Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 31, 1998 with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of The Pillar Funds and the Securities and Exchange Commission and should not be used for any other purpose.


/s/ ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
October 30, 1998


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